Exhibit 99.1

West Announces Fourth-Quarter and Full-Year 2022 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, February 16, 2023 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth-quarter and full-year 2022 and introduced full-year 2023 financial guidance.

Fourth-Quarter and Full-Year 2022 Summary (comparisons to prior-year period)
•Fourth-quarter 2022 net sales of $708.7 million declined 3.0%; organic net sales growth was 2.6%. Full-year 2022 net sales of $2.887 billion grew 2.0%; organic net sales growth was 7.7%.
•Fourth-quarter 2022 reported-diluted EPS of $1.36 decreased 29.5%. Full-year 2022 reported-diluted EPS of $7.73 decreased 10.8%.
•Fourth-quarter 2022 adjusted-diluted EPS of $1.77 decreased 13.2%. Full-year 2022 adjusted-diluted EPS of $8.58 was flat compared to last year.
•The Company is introducing full-year 2023 financial guidance of net sales in a range of $2.935 billion to $2.960 billion and adjusted-diluted EPS in a range of $7.25 to $7.40.
•The Board of Directors approved a share repurchase program under which the Company may repurchase up to $1.0 billion in shares of common stock. This program does not have a specified expiration date. The Company's previously-authorized share repurchase program expired on December 31, 2022.

“Adjusted-diluted EPS” and “organic net sales growth” are Non-U.S. GAAP measurements. See discussion under the heading “Non-U.S. GAAP Financial Measures” in this release.

“I am pleased to report that we had a solid finish to 2022 and that we enter 2023 with a strong order book and continued demand for our core business,” said Eric M. Green, President, Chief Executive Officer and Chair of the Board of Directors. “I am extremely proud of the many accomplishments by our global team members, as our Company has supplied critical components, solutions and systems to our base and COVID-19 related customers. Though pandemic-related product demand is declining, we continue to see overall demand growth, especially from our biologic customers. We are managing our cost structure to address an ongoing inflationary environment and remain committed to a capital spending program that expands our high-value product (HVP) manufacturing capacity to stay ahead of our accelerating customer demand from recent launches and anticipated drug programs in the coming years.”

Proprietary Products Segment
In the fourth-quarter 2022, net sales declined by 4.0% to $584.8 million. Organic net sales growth was 1.8%, with currency translation decreasing net sales growth by 580 basis points. HVP components and devices represented approximately 72% of segment net sales and had flat net organic sales growth compared to the prior year.

The Generics market unit had double-digit organic net sales growth, and the Pharma market unit had high-single digit organic net sales growth. The Biologics market unit had organic net sales decline of mid-single digit primarily due to a reduction in sales related to COVID-19 vaccines. In the quarter, Proprietary Product organic net sales performance was led by double-digit sales growth of Envision®, Crystal Zenith®, and film-coated component categories, which were offset by a decline in NovaPure® sales related to COVID-19 vaccines.

In the full-year 2022, net sales grew 3.9% to $2.407 billion. Organic net sales growth was 9.8%, with currency translation decreasing net sales growth by 590 basis points. HVP components and devices represented approximately 73% of segment net sales and generated double-digit organic net sales growth.

Contract-Manufactured Products Segment
In the fourth-quarter 2022, net sales grew by 2.0% to $123.9 million. Organic net sales grew by 7.0%, with currency translation decreasing net sales growth by 500 basis points. Segment performance was led by growth in medical device products.

In the full-year 2022, net sales declined by 6.7% to $480.4 million. Organic net sales declined by 2.0%, with currency translation decreasing net sales growth by 470 basis points.

Full-Year 2022 Financial Highlights
Operating cash flow was $724.0 million, an increase of 24.0%. Capital expenditures were $284.6 million, compared with $253.4 million in 2021. Free cash flow (operating cash flow minus capital expenditures) was $439.4 million, an increase of 32.9%.

During the year ended December 31, 2022, we purchased 563,334 shares of our common stock under the now completed program at a cost of $202.8 million, or an average price of $360.03 per share. The Board of Directors has approved a new share repurchase program under which the Company may repurchase up to $1.0 billion in shares of common stock. Repurchases may be made at management’s discretion from time to time on the open market or through privately-negotiated transactions. This program does not have a specified expiration date. The number of shares to be repurchased will depend on a variety of factors, including economic and market conditions, corporate and regulatory requirements, prevailing stock prices and other considerations.

Introducing Full-Year 2023 Financial Guidance
•Full-year 2023 net sales are expected to be in a range of $2.935 billion to $2.960 billion.
◦Organic net sales growth is expected to be approximately 3% to 4%.
◦Net sales guidance assumes COVID-19 related sales of approximately $85 million, compared to $388 million in 2022.

◦Net sales guidance includes an estimated full-year 2023 headwind of $30 million based on current foreign currency exchange rates.
•Full-year 2023 adjusted-diluted EPS is expected to be in a range of $7.25 to $7.40.
◦Full-year adjusted-diluted EPS guidance range includes an estimated headwind of approximately $0.11 based on current foreign currency exchange rates.
◦This adjusted-diluted EPS guidance range assumes a full-year 2023 tax rate of approximately 23%, which does not include potential tax benefits from stock-based compensation. As in prior years, we are not including potential 2023 tax benefits from stock-based compensation, as they are out of the Company's control. Any tax benefits associated with stock-based compensation that we receive in 2023 would provide a positive adjustment to our full-year EPS guidance.
•Full-year 2023 capital spending is expected to be $350 million. This includes incremental capital spending to support capacity expansions at existing HVP facilities.

Fourth-Quarter 2022 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. The live audio-only webcast will be made available via the Company's Investor Relations website at https://edge.media-server.com/mmc/p/p2xjj2i9.

To participate and ask questions during the conference call, you must register in advance at https://register.vevent.com/register/BI1f11a77df69a4881b62339db131c3128. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that will be used to access the call.

Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select "Presentations" in the "Investors" section of the Company's website.

A replay of the conference call and webcast will be available on the Company's website for 30 days.

Investor Contact:	Media Contact:
Quintin Lai	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
(610) 594-3318	(610) 594-3054
Quintin.Lai@westpharma.com	Michele.Polinsky@westpharma.com

Forward-Looking Statements
This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include such words as “introducing,” “may,” “continue”, “see,” “remain,” “committed,” “expands,” “depend,” “continuation,” “could,” “expected,” “assumes,” “includes,” “provide” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: the prolonged effects of the global COVID-19 pandemic, including prevailing economic conditions and general uncertainties relating thereto that may be unknown and unforeseeable; customers’ changing inventory requirements and manufacturing plans and customer decisions to move forward with our new products and product categories; other potential impacts from COVID-19, including interruptions or weaknesses in our supply chain, illness in our workforce and access to transport for our products; disruptions or limitations in the Company’s manufacturing capacity; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; increased raw material, energy and labor costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers; and the consequences of other geopolitical events, including natural disasters, acts of war, and global health crises. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Part I Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the United States Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-U.S. GAAP Financial Measures
This release contains certain non-GAAP financial measures, including organic net sales and adjusted-diluted EPS. For the purpose of aiding the comparison of our year-over-year results, we may refer to net sales and other financial results excluding the effects of changes in foreign currency exchange rates. Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign currency exchange rates in effect during the comparable prior-year period. We may also refer to financial results excluding the effects of unallocated items. The re-measured results excluding effects from currency translation and excluding the effects of unallocated items are not in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be used as a substitute for the comparable U.S. GAAP financial measures. The non-U.S. GAAP financial measures are incorporated into our discussion and analysis as management uses them in evaluating our results of operations and believes that this information provides users a valuable insight into our overall performance and financial position. A reconciliation of these adjusted non-U.S. GAAP measures to the comparable U.S. GAAP financial measures is included in the accompanying tables.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022		2021		2022		2021
Net sales	$708.7	100%	$730.8	100%	$2,886.9	100%	$2,831.6	100%
Cost of goods and services sold	446.6	63	430.2	59	1,750.7	61	1,655.8	58
Gross profit	262.1	37	300.6	41	1,136.2	39	1,175.8	42
Research and development	15.9	2	13.7	2	58.5	2	52.8	2
Selling, general and administrative expenses	85.7	12	98.0	13	316.9	11	362.8	13
Other expense (income), net	30.8	5	4.9	1	26.8	1	7.9	—
Operating profit	129.7	18	184.0	25	734.0	25	752.3	27
Interest expense (income), net	(1.2)	—	2.3	—	2.8	—	7.2	—
Other nonoperating expense (income)	2.2	—	(0.2)	—	51.3	2	(3.8)	—
Income before income taxes and equity in net income of affiliated companies	128.7	18	181.9	25	679.9	23	748.9	27
Income tax expense	28.9	4	34.2	5	114.7	4	107.2	4
Equity in net income of affiliated companies	(3.2)	(1)	—	—	(20.7)	(1)	(20.1)	(1)
Net income	$103.0	15%	$147.7	20%	$585.9	20%	$661.8	24%

Net income per share:
Basic	$1.38		$1.98		$7.87		$8.89
Diluted	$1.36		$1.93		$7.73		$8.67

Average common shares outstanding	74.4		74.5		74.4		74.4
Average shares assuming dilution	75.6		76.4		75.8		76.3

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2022	2021	2022	2021
Proprietary Products	$584.8	$609.3	$2,406.8	$2,317.3
Contract-Manufactured Products	123.9	121.5	480.4	514.7
Eliminations	—	—	(0.3)	(0.4)
Consolidated Total	$708.7	$730.8	$2,886.9	$2,831.6

Gross Profit:
Proprietary Products	$243.0	$282.4	$1,053.3	$1,093.9
Contract-Manufactured Products	19.1	20.1	82.9	83.8
Unallocated items	—	(1.9)	—	(1.9)
Gross Profit	$262.1	$300.6	$1,136.2	$1,175.8
Gross Profit Margin	37.0%	41.1%	39.4%	41.5%

Operating Profit (Loss):
Proprietary Products	$168.5	$201.8	$784.4	$796.1
Contract-Manufactured Products	12.4	15.3	60.4	67.2
Stock-based compensation expense	(6.7)	(10.0)	(23.7)	(37.5)
General corporate costs	(15.5)	(17.9)	(59.1)	(63.4)
Adjusted Operating Profit	$158.7	$189.2	$762.0	$762.4
Adjusted Operating Profit Margin	22.4%	25.9%	26.4%	26.9%

Unallocated items	(29.0)	(5.2)	(28.0)	(10.1)
Reported Operating Profit	$129.7	$184.0	$734.0	$752.3
Reported Operating Profit Margin	18.3%	25.2%	25.4%	26.6%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-U.S. GAAP MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three Months Ended December 31, 2022	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$129.7	$28.9	$103.0	$1.36
Restructuring and related charges (1)	25.4	2.4	23.0	0.30
Pension settlement (2)	—	0.3	0.9	0.02
Amortization of acquisition-related intangible assets (3)	0.1	—	0.7	0.01
Cost investment activity (5)	3.5	—	3.5	0.05
Tax law changes (7)	—	(2.5)	2.5	0.03
Adjusted (Non-U.S. GAAP)	$158.7	$29.1	$133.6	$1.77

Twelve Months Ended December 31, 2022	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$734.0	$114.7	$585.9	$7.73
Restructuring and related charges (1)	23.8	2.0	21.8	0.29
Pension settlement (2)	—	20.6	31.6	0.42
Amortization of acquisition-related intangible assets (3)	0.7	0.1	2.8	0.04
Cost investment activity (5)	3.5	—	3.5	0.05
Royalty acceleration (6)	—	1.3	(1.3)	(0.02)
Tax law changes (7)	—	(5.7)	5.7	0.07
Adjusted (Non-U.S. GAAP)	$762.0	$133.0	$650.0	$8.58

Three Months Ended December 31, 2021	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$184.0	$34.2	$147.7	$1.93
Pension settlement (2)	—	0.3	0.8	0.01
Cost investment activity (5)	2.5	—	2.5	0.03
Restructuring and related charges (1)	(0.3)	(0.1)	(0.2)	—
Amortization of acquisition-related intangible assets (3)	0.2	—	0.7	0.01
Asset impairment (4)	2.8	—	2.8	0.04
Royalty acceleration (6)	—	(2.0)	2.0	0.02
Adjusted (Non-U.S. GAAP)	$189.2	$32.4	$156.3	$2.04

Twelve Months Ended December 31, 2021	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (U.S. GAAP)	$752.3	$107.2	$661.8	$8.67
Pension settlement (2)	—	0.5	1.5	0.02
Cost investment activity (5)	4.3	(0.1)	4.4	0.06
Restructuring and related charges (1)	2.2	0.4	1.8	0.02
Amortization of acquisition-related intangible assets (3)	0.8	0.1	2.8	0.04
Asset impairment (4)	2.8	—	2.8	0.04
Royalty acceleration (6)	—	18.5	(18.5)	(0.25)
Tax law changes (7)	—	1.4	(1.4)	(0.02)
Adjusted (Non-U.S. GAAP)	$762.4	$128.0	$655.2	$8.58

(1)During the three and twelve months ended December 31, 2022, the Company recorded restructuring and related charges of $25.4 million and $23.8 million, respectively. The twelve-month charge primarily includes $8.7 million in net severance and post-employment benefits primarily in connection with our plan to adjust our operating cost base and $15.3 million in asset-related charges associated with this plan. During the three and twelve months ended December 31, 2021, the Company recorded a restructuring and severance related benefit of $0.3 million and charge of $2.2 million.

(2)During the three and twelve months ended December 31, 2022, the Company recorded pension settlement charges of $1.2 million and $52.2 million, respectively, within other nonoperating expense (income), which primarily relates to the full settlement of the U.S. qualified defined benefit plan (the “U.S. pension plan”). During 2021, the Company recorded a pension settlement charge within other nonoperating expense (income), as it determined that normal-course lump-sum payments for our U.S. pension plan exceeded the threshold for settlement accounting.

(3)During the three and twelve months ended December 31, 2022, the Company recorded $0.1 million and $0.7 million, respectively, of amortization expense within operating profit associated with an acquisition of an intangible asset during the second quarter of 2020. During the three and twelve months ended December 31, 2021, the Company recorded $0.2 million and $0.8 million, respectively, of amortization expense within operating profit associated with an acquisition of an intangible asset during the second quarter of 2020. During the three and twelve months ended December 31, 2022 and 2021, the company recorded $0.5 million and $2.1 million, respectively, of amortization expense in association with an acquisition of increased ownership interest in Daikyo.

(4)During 2021, the Company recorded a $2.8 million impairment charge of certain long-lived and intangible assets within the Proprietary Products segment as it determined the carrying value exceeded the fair value of the assets. $1.9 million of this charge is recorded in Cost of Goods and Services Sold and $0.9 million of the charge is recorded in Selling, General, and Administrative expense, due to the nature of the impaired assets.

(5)During the three and twelve months ended December 31, 2022, the Company recorded a cost investment impairment charge of $3.5 million. During the three months ended December 31, 2021, the Company recorded a cost investment impairment charge of $2.5 million. During the twelve months ended December 31, 2021, the net cost investment activity was $4.3 million, inclusive of an impairment charge of $4.6 million offset by a $0.3 million gain on the sale of a cost investment.

(6)During 2022, the Company increased its expected tax benefit related to the prepayment of future royalties from one of its subsidiaries by $1.3 million. During the twelve months ended December 31, 2021, the Company prepaid future royalties from one of its subsidiaries.

(7)During the three and twelve months ended December 31, 2022, the Company incurred $2.5 million and $5.7 million, respectively, of additional tax expense due to the impact of a tax law change in the state of Pennsylvania enacted during the period. During the twelve months ended December 31, 2021, the Company recorded a tax benefit of $1.4 million due to the impact of a United Kingdom tax law change enacted during the period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (UNAUDITED)
Please refer to “Non-U.S. GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Organic Net Sales (8)

Three Months Ended December 31, 2022	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$584.8	$123.9	$—	$708.7
Effect of changes in currency translation rates	35.3	6.0	—	41.3
Organic net sales (Non-U.S. GAAP) (8)	$620.1	$129.9	$—	$750.0

Twelve Months Ended December 31, 2022	Proprietary	CM	Eliminations	Total
Reported net sales (U.S. GAAP)	$2,406.8	$480.4	$(0.3)	$2,886.9
Effect of changes in currency translation rates	138.6	24.0	—	162.6
Organic net sales (Non-U.S. GAAP) (8)	$2,545.4	$504.4	$(0.3)	$3,049.5

(8)Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign currency exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2022	2021
Depreciation and amortization	$120.6	$122.3
Operating cash flow	$724.0	$584.0
Capital expenditures	$284.6	$253.4
Free cash flow	$439.4	$330.6

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of December 31, 2022	As of December 31, 2021
Cash and cash equivalents	$894.3	$762.6
Accounts receivable, net	$507.4	$489.0
Inventories	$414.8	$378.4
Accounts payable	$215.4	$232.2
Debt	$208.9	$253.0
Equity	$2,684.9	$2,335.4
Working capital	$1,400.5	$1,147.9

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF REPORTED-DILUTED EPS GUIDANCE TO ADJUSTED-DILUTED EPS GUIDANCE
(UNAUDITED)

	2022 Actual	2023 Guidance	% Change
Reported-diluted EPS (U.S. GAAP)	$7.73	$7.21 to $7.36	(6.7%) to (4.8%)
Restructuring and related charges	0.29	—	—
Pension settlement	0.42	—	—
Amortization of acquisition-related intangible assets	0.04	0.04	—
Cost investment activity	0.05	—	—
Royalty acceleration	(0.02)	—	—
Tax law changes	0.07	—	—
Adjusted-diluted EPS (Non-U.S. GAAP) (9)	$8.58	$7.25 to $7.40	(15.5%) to (13.8%)

(9)See “Full-year 2023 Financial Guidance” and “Non-U.S. GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.

We have opted not to forecast 2023 tax benefits from stock-based compensation in upcoming quarters, as they are out of the Company’s control. Instead, we recognize the benefits as they occur. In 2022, tax benefits associated with stock-based compensation increased adjusted-diluted EPS by $0.22. Any future tax benefits associated with stock-based compensation that we receive in 2023 would provide a positive adjustment to our full-year EPS guidance.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® and Daikyo CZ® are registered trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith technologies are licensed from Daikyo Seiko, Ltd.